Exhibit 3.2.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BYLAWS

OF

CNL PROPERTIES TRUST, INC.

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED BYLAWS OF CNL PROPERTIES TRUST, INC., a corporation organized under the laws of the State of Maryland (the “Company”), was made and entered into on the 9th day of February, 2012.

WHEREAS, the name of the Company was changed from “CNL Properties Trust, Inc.” to “CNL Healthcare Trust, Inc.” pursuant to Articles of Amendment filed with the Secretary of State of the State of Maryland on February 9, 2012 (the “Company Name Change”); and

WHEREAS, pursuant to resolution adopted by the Board of Directors of the Company, the Board of Directors has authorized that the Amended and Restated Bylaws of the Company dated June 8, 2011 (the “Bylaws”) be amended to reflect the Company Name Change.

NOW, THEREFORE, the Bylaws of the Company are hereby amended as follows:

1. Amendment. All references in the Bylaws to the name “CNL Properties Trust, Inc.” are hereby amended to read “CNL Healthcare Trust, Inc.”

2. Effect of Amendment. The Bylaws remain in full force and effect, as amended by this Amendment No. 1 to Amended and Restated Bylaws, which shall be effective as of the date hereof.

IN WITNESS WHEREOF, Sharon A. Yester, as Senior Vice President of the Company, has executed this Amendment No. 1 to Amended and Restated Bylaws below as of the effective date specified above.

/S/ SHARON A. YESTER
Sharon A. Yester, Senior Vice President